Exhibit 99.1

FOR RELEASE, Friday, September 26, 2008	For Further Information Contact:
5:00 a.m. Pacific Daylight Time	Kelly Masuda, Investor Relations
(310) 893-7434 or kmasuda@kbhome.com
Heather Reeves, Media Contact
(310) 231-4142 or hreeves-x@kbhome.com
KB HOME REPORTS THIRD QUARTER 2008 FINANCIAL RESULTS
          Los Angeles, CA, September 26, 2008 — KB Home (NYSE: KBH), one of America’s largest homebuilders, today reported financial results for its third quarter ended August 31, 2008. Results include:
•	Revenues totaled $681.6 million for the third quarter ended August 31, 2008, down from $1.54 billion for the third quarter of 2007, largely due to lower housing revenues. Third-quarter housing revenues totaled $668.3 million, down from $1.53 billion in the year-earlier quarter, reflecting a 51% decrease in homes delivered and a 10% decline in the average selling price. The Company delivered 2,788 homes at an average selling price of $239,700 in the third quarter of 2008 compared to 5,699 homes at an average selling price of $267,700 in the third quarter of 2007.

•	The Company posted a net loss of $144.7 million, or $1.87 per diluted share, for the third quarter of 2008 compared to a net loss of $35.6 million, or $.46 per diluted share, for the third quarter of 2007. Excluding income of $443.0 million, or $5.73 per diluted share, generated by the Company’s French discontinued operations and the sale of these operations in the period, the Company reported a loss from continuing operations of $478.6 million, or $6.19 per diluted share, for the third quarter of 2007. The 2008 third quarter results included a pretax, non-cash charge of $82.2 million for inventory and joint venture impairments and a charge of $58.1 million to record a valuation allowance against net deferred tax assets generated during the quarter. The 2007 third quarter loss from continuing operations included pretax charges of $798.0 million associated with asset impairments and abandonments.

•	The Company’s cash balance at August 31, 2008 totaled $942.5 million, up 46% from $645.9 million at August 31, 2007. The Company’s debt balance at the end of the current quarter was $1.88 billion, down $284.1 million from $2.16 billion at the end of the 2007 third quarter, largely due to the redemption of debt. The Company’s ratio of debt to total capital at August 31, 2008 was 62.3% compared to 44.8% at August 31, 2007. Net of cash, the ratio was 45.2% compared to 36.3% a year ago.

•	In July, the Company redeemed all $300.0 million of its 7 3/4% senior subordinated notes due in 2010. The redemption price was 101.938% of the principal amount, plus accrued interest to the date of redemption. The early redemption of these notes resulted in a charge of $7.1 million for the call premium and unamortized original issue discount.

•	In August, the Company entered into an amendment to the unsecured revolving credit facility it maintains with various banks. The amendment reduced the aggregate commitment under the facility from $1.30 billion to $800.0 million and modified the minimum level of consolidated tangible net worth and certain financial ratios the Company is required to maintain. The amendment did not change the facility’s November 2010 maturity date. The Company wrote off $3.3 million of unamortized costs in connection with the amendment. There were no borrowings outstanding under the facility at August 31, 2008. Including its cash balance, the Company’s liquidity at the end of the third quarter exceeded $1.5 billion.
          “Continued deterioration in new home demand, new and existing home prices, excessive inventories and mortgage credit availability prevailed across most U.S. housing markets in the third quarter,” said Jeffrey Mezger, president and chief executive officer. “These difficult conditions have now been exacerbated by the recent, unprecedented turmoil in financial and credit markets, and it is too early to assess whether the federal government’s proposed interventions will be effective. As our industry navigates a housing market decline now subsumed by a larger global financial crisis, we at KB Home continue to focus on three integrated strategic objectives: maintaining a strong financial position, restoring operational profitability and positioning ourselves to capitalize on a housing market recovery when it occurs.”
          Total revenues of $681.6 million in the third quarter ended August 31, 2008 decreased 56% from $1.54 billion in the third quarter of 2007, mainly due to lower housing revenues. Housing revenues fell 56% to $668.3 million from $1.53 billion in the year-earlier quarter on a 51% decrease in homes delivered, to 2,788 from 5,699, and a 10% decrease in the average selling price, to $239,700 from $267,700. Homes delivered fell sharply as a result of the reduction in net orders the Company has experienced over the past several quarters due to declining demand and the Company’s strategy to operate from significantly fewer active communities. Land sale revenues in the third quarter of 2008 totaled $10.8 million, down from $14.7 million in the third quarter of 2007.
          The Company’s homebuilding business generated an operating loss of $107.8 million in the third quarter of 2008 due to pretax, non-cash inventory impairment charges of $38.5 million, continued pressure on operating margins, and higher overhead costs relative to currently depressed sales prices and volumes. In the third quarter of 2007, the homebuilding operations recorded an operating loss of $766.9 million, including inventory impairment and abandonment charges of $639.0 million and goodwill impairment charges of $107.9 million. The Company’s housing gross margin, including inventory impairment charges, improved to 3.9% in the third quarter of 2008, up from a negative 17.5% in the second quarter of 2008 and a negative 28.0% in the third quarter of 2007. Excluding inventory-related charges, the housing gross margin would have been 9.6% in the current quarter, 8.7% in the second quarter of 2008 and 13.9% in the third quarter of 2007. Land sales produced a loss of $.4 million in the third quarter of 2008, including $.6 million of impairment charges related to planned future land sales. That compares to a loss of $34.9 million in the third quarter of 2007, including $34.0 million of similar impairment charges. Selling, general and administrative expenses were reduced by 32% in the current quarter to $133.2 million from $197.2 million in the third quarter of 2007. The Company achieved this reduction primarily by consolidating certain of its homebuilding operations and reducing its workforce. Since the beginning of the year, the Company has reduced its headcount by 40%, including 18% in the current quarter. The continued steep decline in revenues, however, coupled with charges incurred during the quarter to consolidate operations and implement workforce reductions, outpaced the decline in overall overhead costs. As a result, selling, general and administrative expenses remained elevated as a percentage of housing revenues. The Company’s equity in loss of unconsolidated joint ventures in the third quarter of 2008 totaled $46.2 million, including $43.1 million of impairment charges. In the third quarter of 2007, the Company’s equity in loss of unconsolidated joint ventures was $21.0 million, including $17.1 million of impairment charges.
          The Company’s financial services business generated pretax income of $6.0 million in the third quarter of 2008 compared to $6.5 million in the prior year’s quarter. This segment includes the Company’s mortgage banking joint venture, which has remained profitable throughout the turmoil in the credit markets. During the third quarter of 2008, the mortgage banking joint venture experienced a 46% decline in mortgages originated and a 12% decrease in the average loan size compared to the third quarter of 2007, reflecting the Company’s reduced number of new home deliveries and lower average selling prices. However, the percentage of the Company’s homebuyers obtaining mortgage financing from the joint venture increased to 80% in the third quarter of 2008 from 73% in the third quarter of 2007.
          The Company reported a net loss of $144.7 million, or $1.87 per diluted share, for the quarter ended August 31, 2008, including a $58.1 million charge to record a valuation allowance against the net deferred tax assets generated from the third quarter loss. As of August 31, 2008, the Company’s valuation allowance on net deferred tax assets totaled $779.9 million. To the extent the Company generates taxable income in the future, it expects to reverse the valuation allowance and reduce its effective tax rate on that future income. In the third quarter of 2007, the Company reported a net loss of $35.6 million, or $.46 per diluted share, which reflected income of $443.0 million, or $5.73 per diluted share, from its French discontinued operations, including the gain on the July 2007 sale of these operations. Excluding the French discontinued operations, the Company recorded a loss from continuing operations of $478.6 million, or $6.19 per diluted share, in the third quarter of 2007.
          “The sharp decline in net orders we experienced in the third quarter reflects the broader dynamics of the housing market and our strategic responses to these conditions — reducing our active community count, implementing a comprehensive product transition and executing a more disciplined pricing strategy,” said Mezger. “Market fundamentals appear unlikely to improve significantly in the near term, as foreclosures continue to rise, housing inventory overhang remains at historically high levels and mortgages have become more difficult to obtain. In this environment, we will continue to pursue opportunities to optimize our financial results while operating conditions in our markets across the country move, at varying rates, towards a long-term supply and demand equilibrium.”
          Company-wide net orders for new homes in the third quarter of 2008 decreased 66% to 1,329 from 3,907 in the third quarter of 2007, largely due to a 38% decrease in the number of active communities. Net orders also were curtailed as a result of the Company reducing its use of sales incentives and price discounts as part of a comprehensive, community-by-community review of pricing strategies, and winding down certain communities and product types as it prepares to roll out new, value-engineered product with smaller, more affordable standard features and a lower base selling price. The Company’s cancellation rate based on gross orders continues to exhibit volatility, increasing to 51% in the third quarter of 2008 from 27% in the second quarter of 2008. The cancellation rate was 50% in the third quarter of 2007. As a percentage of beginning backlog, however, the cancellation rate improved to 22% in the third quarter of 2008 from 29% in the year-earlier quarter. The number of homes in backlog at August 31, 2008 declined 60% from the year-earlier quarter to 4,774 with decreases ranging from 53% to 66% in the Company’s geographic operating regions. Backlog value fell 63% from the third quarter of 2007 to approximately $1.13 billion, reflecting decreases in both the number of homes in backlog and the Company’s average selling prices.
          “Maintaining a strong balance sheet continues to be a high priority,” noted Mezger. “The early redemption of our senior subordinated notes and the amendment of our unsecured revolving credit facility during the quarter substantially reduced our debt level, improved our financial flexibility and further solidified our capital position. With more than $1.5 billion in liquidity, we are well-positioned to weather this prolonged downturn and to take advantage of investment opportunities as they arise. As we work to restore profitability, we intend to remain conservative in our spending and investment decisions until there are reasonable signs that markets are stabilizing.”
          For the nine months ended August 31, 2008, revenues totaled $2.11 billion, decreasing 51% from $4.35 billion for the nine months ended August 31, 2007. Homes delivered in the first nine months of fiscal 2008 decreased 45% to 8,526 and the average selling price declined 11% to $238,300. The Company posted a net loss of $668.8 million, or $8.63 per diluted share, in the first nine months of fiscal 2008, including pretax, non-cash charges of $482.7 million for inventory and joint venture impairments and land option contract abandonments and $24.6 million for goodwill impairment. The net loss was increased by a $257.0 million valuation allowance charge against the deferred tax assets generated during the period. For the first nine months of fiscal 2007, the Company generated a net loss of $156.8 million, or $2.03 per diluted share, including pretax, non-cash charges of $1.01 billion for inventory and joint venture impairments and land option contract abandonments, and $107.9 million for goodwill impairments. The net loss for the first nine months of 2007 also reflected income of $485.4 million, or $6.29 per diluted share, from the Company’s French discontinued operations, including the gain on the July 2007 sale of these operations.
KB Home, one of the nation’s largest homebuilders, has been building quality homes for families for more than 50 years. Headquartered in Los Angeles, the Company has operating divisions in nine states, building communities from coast to coast. KB Home, ranked the #1 homebuilder in FORTUNE magazine’s 2008 list of America’s Most Admired Companies®, is a Fortune 500 company listed on the New York Stock Exchange under the ticker symbol “KBH.” For more information about any of KB Home’s new home communities or complete mortgage services offered through Countrywide KB Home Loans, call 888-KB-HOMES or visit kbhome.com.
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to: general economic and business conditions; adverse market conditions that could result in additional inventory impairments, abandonment charges or goodwill impairments, including an oversupply of unsold homes and declining home prices, among other things; material prices and availability; labor costs and availability; changes in interest rates; our debt level; declines in consumer confidence; increases in competition; weather conditions, significant natural disasters and other environmental factors; government regulations; the availability and cost of land in desirable areas; government investigations and shareholder lawsuits regarding our past stock option grant practices and the restatement of certain of our financial statements; other legal or regulatory proceedings or claims; conditions in the capital, credit (including consumer mortgage lending standards, the availability of consumer mortgage financing and mortgage foreclosure rates) and homebuilding markets; the ability and/or willingness of participants in our unconsolidated joint ventures to fulfill their obligations; our ability to access our available capacity under our unsecured revolving credit facility; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.

KB HOME
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Nine Months and Three Months Ended August 31, 2008 and 2007
(In Thousands, Except Per Share Amounts — Unaudited)

	Nine Months		Three Months
	2008	2007	2008	2007

Total revenues	$2,114,899	$4,345,946	$681,610	$1,543,900

Homebuilding:
Revenues	$2,107,517	$4,335,242	$679,115	$1,540,607
Costs and expenses	(2,726,697)	(5,361,962)	(786,943)	(2,307,471)

Operating loss	(619,180)	(1,026,720)	(107,828)	(766,864)

Interest income	29,240	18,882	6,686	8,614
Loss on early redemption of debt	(10,388)	(12,990)	(10,388)	(12,990)
Equity in loss of unconsolidated joint ventures	(91,564)	(62,727)	(46,203)	(21,027)

Homebuilding pretax loss	(691,892)	(1,083,555)	(157,733)	(792,267)

Financial services:
Revenues	7,382	10,704	2,495	3,293
Expenses	(3,317)	(3,524)	(1,085)	(1,113)
Equity in income of unconsolidated joint venture	12,880	14,558	4,578	4,367

Financial services pretax income	16,945	21,738	5,988	6,547

Loss from continuing operations before income taxes	(674,947)	(1,061,817)	(151,745)	(785,720)

Income tax benefit	6,100	419,700	7,000	307,100

Loss from continuing operations	(668,847)	(642,117)	(144,745)	(478,620)

Income from discontinued operations, net of income taxes	—	47,252	—	4,904
Gain on sale of discontinued operations, net of income taxes	—	438,104	—	438,104

Net loss	$(668,847)	$(156,761)	$(144,745)	$(35,612)

Basic and diluted earnings (loss) per share:
Continuing operations	$(8.63)	$(8.32)	$(1.87)	$(6.19)
Discontinued operations	—	6.29	—	5.73

Basic and diluted loss per share	$(8.63)	$(2.03)	$(1.87)	$(0.46)

Basic and diluted average shares outstanding	77,464	77,120	77,565	77,265

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands — Unaudited)

	August 31,	November 30,
	2008	2007
Assets

Homebuilding:
Cash and cash equivalents	$942,451	$1,325,255
Receivables	188,312	295,739
Inventories	2,562,682	3,312,420
Investments in unconsolidated joint ventures	250,425	297,010
Deferred income taxes	222,458	222,458
Goodwill	43,400	67,970
Other assets	109,943	140,712

	4,319,671	5,661,564

Financial services	58,274	44,392

Total assets	$4,377,945	$5,705,956

Liabilities and stockholders’ equity

Homebuilding:
Accounts payable	$646,185	$699,851
Accrued expenses and other liabilities	705,978	975,828
Mortgages and notes payable	1,877,362	2,161,794

	3,229,525	3,837,473

Financial services	14,650	17,796

Stockholders’ equity	1,133,770	1,850,687

Total liabilities and stockholders’ equity	$4,377,945	$5,705,956

KB HOME
SUPPLEMENTAL INFORMATION
For the Nine Months and Three Months Ended August 31, 2008 and 2007
(In Thousands — Unaudited)

	Nine Months		Three Months
	2008	2007	2008	2007
Homebuilding revenues:

Housing	$2,031,725	$4,196,487	$668,292	$1,525,863
Land	75,792	138,755	10,823	14,744

Total	$2,107,517	$4,335,242	$679,115	$1,540,607

	Nine Months		Three Months
	2008	2007	2008	2007
Costs and expenses:

Construction and land costs
Housing	$2,162,558	$4,461,484	$642,467	$1,952,718
Land	159,655	196,581	11,265	49,663

Subtotal	2,322,213	4,658,065	653,732	2,002,381
Selling, general and administrative expenses	379,914	595,971	133,211	197,164
Goodwill impairment	24,570	107,926	—	107,926

Total	$2,726,697	$5,361,962	$786,943	$2,307,471

	Nine Months		Three Months
	2008	2007	2008	2007
Loss on early redemption of debt:

Interest incurred	$112,641	$148,420	$35,736	$45,531
Loss on early redemption of debt	10,388	12,990	10,388	12,990
Interest capitalized	(112,641)	(148,420)	(35,736)	(45,531)

Total	$10,388	$12,990	$10,388	$12,990

	Nine Months		Three Months
	2008	2007	2008	2007
Other information:

Depreciation and amortization	$10,484	$15,259	$4,143	$4,925
Amortization of previously capitalized interest	86,258	99,958	31,360	46,360

KB HOME
SUPPLEMENTAL INFORMATION
For the Nine Months and Three Months Ended August 31, 2008 and 2007
(Unaudited)

	Nine Months		Three Months
Average sales price:	2008	2007	2008	2007

West Coast	$359,100	$459,100	$353,800	$442,000
Southwest	233,700	267,900	224,600	256,900
Central	173,300	169,700	180,900	176,000
Southeast	211,100	233,000	202,300	228,200

Total	$238,300	$268,800	$239,700	$267,700

	Nine Months		Three Months
Homes delivered:	2008	2007	2008	2007

West Coast	1,948	3,097	731	1,252
Southwest	1,699	3,379	425	1,133
Central	2,507	4,096	745	1,433
Southeast	2,372	5,039	887	1,881

Total	8,526	15,611	2,788	5,699

Unconsolidated joint ventures	194	32	45	13

	Nine Months		Three Months
Net orders:	2008	2007	2008	2007

West Coast	1,877	3,853	361	713
Southwest	1,228	3,149	282	604
Central	1,701	4,606	506	1,370
Southeast	2,172	5,308	180	1,220

Total	6,978	16,916	1,329	3,907

Unconsolidated joint ventures	218	273	39	79

	August 31, 2008		August 31, 2007
Backlog data:	Backlog Homes	Backlog Value	Backlog Homes	Backlog Value
(Dollars in thousands)
West Coast	1,119	$391,525	2,371	$1,042,194
Southwest	835	190,279	2,300	590,711
Central	1,205	230,154	3,565	599,400
Southeast	1,615	321,321	3,644	834,588

Total	4,774	$1,133,279	11,880	$3,066,893

Unconsolidated joint ventures	233	$136,918	295	$108,821